DOR BIOPHARMA, INC.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
www.dorbiopharma.com

DOR BIOPHARMA’S COMPLIANCE PLAN ACCEPTED BY AMEX

Miami, FL, January 25, 2005 — DOR BioPharma, Inc. (“DOR” or the “Company”) (AMEX: DOR) announced today that it has received notice that the American Stock Exchange (“AMEX”) has accepted the Company’s compliance plan which was submitted on December 30, 2004. The Company has been granted an extension until July 12, 2005 to regain compliance with the continued listing standard of Section 1003 (a)(iii) of the AMEX Company Guide. This standard requires that member companies that have incurred losses in three of their last four years must maintain a shareholder equity balance of at least $6,000,000.

The AMEX determined that in accordance with Section 1009 of the Company Guide, the plan submitted by DOR makes a reasonable demonstration of the Company’s ability to regain compliance with the Exchange’s listing standards. The plan submitted by DOR described the potential value of its biodefense and biotherapeutic programs and its potential ability to consummate partnerships with other companies interested in these programs. Additionally, the plan described the potential acquisition of new synergistic programs that could be accretive to shareholder equity as well as the Company’s ability to conduct equity financings.

The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request. The Company will be subject to periodic reviews by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

DOR’s recently achieved milestones include:

1.	On January 7, 2005 - DOR and Cambrex Corporation (NYSE: CBM) announced the consummation of an agreement for the process development and potential large scale production of DOR’s proprietary ricin vaccine, RiVax™.

2.	On December 30, 2004, DOR announced top line results of its pivotal Phase III trial of orBec® in intestinal Graft-versus-Host Disease (iGVHD) in which orBec® demonstrated a highly statistically significant reduction in mortality during the prospectively defined Day 200 post-transplant period and positive trends on it’s primary endpoint.

3.	On December 10, 2004, DOR announced the appointment of Michael T. Sember, MBA as the Company’s President and Chief Executive Officer and Evan Myrianthopoulos as Chief Financial Officer.

4.	On November 30, 2004, DOR announced that its academic partner, The University of Texas Southwestern Medical Center at Dallas, plans to initiate a Phase I clinical trial of RiVaxTM, its genetically engineered vaccine against ricin toxin. This will be the first time a ricin toxin vaccine will be studied in humans.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin for potential U.S. Government procurement. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of iGVHD, a severe, life-threatening form of gastrointestinal inflammation. DOR will meet with the FDA in the coming months to determine appropriate next steps for the development of orBec®.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in this study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; Dor BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383